EXHIBIT 99.1
Commercial Barge Line Company Announces Results for Quarter Ended March 31, 2011
JEFFERSONVILLE, IN, May 16, 2011 — Commercial Barge Line Company (“CBL” or the “Company”) today announced results for the quarter ended March 31, 2011 and filed those results on Form 10-Q with the Securities and Exchange Commission. Copies of our complete filing on Form 10-Q are available on the Company’s website at <http://www.aclines.com/.>
Revenues
Revenues for the quarter were $178.7 million, a 20.5% increase compared with $148.3 million for the first quarter of 2010. Transportation revenues increased by $26.2 million or 19.4%, driven by affreightment volume increases in the first quarter of 2011 to 8.2 billion ton-miles compared to 7.5 billion ton-miles in the same period of the prior year. Ton-mile increases were primarily in coal, bulk, towing and liquid volume, partially offset by lower grain volumes. For the first quarter of 2011, non-affreightment revenues also increased by $3.4 million, or 8.2%, due to higher demurrage and towing revenue. Manufacturing revenue increased $4.6 million or 39.9% on higher volume compared to the prior year period. Jeffboat revenue backlog at the end of March 2011 stood at $96.6 million up 39% year-over-year versus $69.7 million at the end of March 2010.
Adjusted EBITDA
Adjusted EBITDA (adjusted for non-cash items related to purchase accounting, transaction related expenses and other non-recurring items), for the quarter was $21.6 million, a 35.8% increase over the first quarter of 2010 which ended at $15.9 million. The increase was driven by strong revenue performance and was bolstered by the positive impact of several cost reduction initiatives implemented during the quarter. On a trailing twelve months basis, adjusted EBITDA was $136.4 million at March 31, 2011.
Commenting on first quarter results, Michael P. Ryan, President and Chief Executive Officer, stated, “The market recovery in our Transportation and Manufacturing segments continued in the first quarter of 2011, led by the raw material pipeline replenishment in our steel industry accounts and a growing demand for domestic and export coal. We also experienced rising demand in liquid towing and affreightment as chemical manufacturing and demand for chemical raw materials used in cyclical manufacturing continued to rebound from the recession. Increasing freight demand, which had remained relatively unchanged in the inland barge industry for the past 3 years, is driving freight and accessorial pricing increases. At the end of the quarter, we announced our plan to reduce free days beginning in the second quarter for barges in our non-grain segments. We also stated we would increase demurrage rates in the second quarter in bulk, non-bulk, and grain markets by between 33% and 50% as capacity continued to tighten and barges became more valuable. Increasing demand at Jeffboat continued as several barge companies began to re-embark on their fleet rebuilding programs. Our sales backlog at Jeffboat at the end of March 2011 was up 39% year-over-year. Following one of our own strategic initiatives, we built twenty five covered hopper barges at Jeffboat for our own use in the first quarter of 2011 as we continued our mission to improve the quality, and the overall age, of our barge fleet.”

“The second quarter of 2011 began with even greater market strength than in the first quarter. However, our strong start was interrupted by heavy rain and record floods which impacted our system in April and May. The number of days that our barges sat idle in April 2011 due to weather delays was actually higher than the total number of idle days for all of the second quarter of 2010. The flooding began in the northern end of our system in April and has since moved south, now forecasted to impact the Baton Rouge and New Orleans areas in the second half of May. Several of our terminals, and many of our customers’ terminals, have had logistics interruptions during the flooding. Our northern property has now begun to recover as we have freight delivery access to our customer base again on the Upper Mississippi River and the Illinois River. On Sunday May 15, 2011, we regained operating access to the Ohio River, a major dry and liquid market arena for the Company. Jeffboat, located on the Ohio River, did experience temporary flooding and manufacturing interruptions as well, but the facility has now returned to normal operations. While it is forecasted to take at least the next two weeks for the high water to pass through New Orleans, we expect to see the same, or greater, freight transportation demand and market strength in liquid and dry shipping markets in the remainder of 2011 as existed in the first quarter prior to the flood conditions.”
Fuel
For the first quarter of 2011, our average price per gallon increased 26.0% to $2.61 per gallon. Fuel consumption was up approximately 2.0% for the quarter compared to the same period of the prior year driven by the increase in ton-miles. Offsetting that was a net improvement of 8.5% in gallons consumed per operating hour as a result of operational initiatives implemented by the Company. The Company has entered into certain forward contracts during the quarter to limit exposure to rising fuel prices.
Net Income
For the quarter ended March 31, 2011 the Company had a net loss of $13.9 million compared to a net loss of $3.5 million in the quarter ended March 31, 2010. On a pre-tax basis, approximately $9.2 million of the reported decrease in net income was attributable to purchase accounting, $6.0 million to merger and restructuring costs and $2.6 million to restructuring severance and share-based compensation accelerations due to actions taken in the quarter. The Company also had lower gains on disposal of assets in the first quarter of 2011 as a result of a gain on a boat sale of $3.9 million that was recorded in the prior period.
Liquidity and Debt Position
As of March 31, 2011 we were in compliance with all debt covenants and had $280.9 million in total availability under our credit facility of which $195.1 million was available for use. The credit facility has no maintenance financial covenants unless total availability is less than $59.375 million.
About the Company
Commercial Barge Line Company, headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades. For more information about the Company visit the Company’s website at <http://www.aclines.com/.

Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of Commercial Barge Line Company. Risks and uncertainties are detailed from time to time in Commercial Barge Line Company’s filings with the SEC, including our report on Form 10-K for the year ended December 31, 2010 and our most recent Form 10-Q. Commercial Barge Line Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

NET LOSS TO ADJUSTED EBITDA RECONCILIATION
(Dollars in thousands — unaudited)

			Trailing Twelve
	Quarter Ended		Months Ended
	March 31,		March 31, 2011
	2011	2010
Net loss from continuing operations	$(13,868)	$(3,480)	$(13,573)
Discontinued operations, net of income taxes	(8)	—	292

Consolidated net loss	$(13,876)	$(3,480)	$(13,281)

Adjustments from continuing operations:
Interest income	(55)	(1)	(57)
Interest expense	7,468	9,853	36,343
Debt retirement expense	—	—	8,701
Depreciation and amortization	27,525	11,999	63,639
Taxes	(8,803)	(3,227)	592

Adjustments for other Non-cash or non-comparable charges included in net income:

Total share based compensation (1)	$1,493	$107	$8,850
Merger related and consulting expenses (2)	6,400	—	20,710
Compensation cost savings (3)	—	—	6,300
Public company costs (4)	—	625	1,875
Restructuring costs (5)	1,417	—	2,917

Adjusted EBITDA	$21,569	$15,876	$136,589

1	Includes all non-cash share-based compensation expense, including accelerations of non-cash charges for separating executives.

2	Includes direct merger expenses, strategic and management consulting fees and net impact of purchase accounting.

3	Reflects higher annual incentive accruals in 2010 than plan in place for 2011.

4	Reflects certain costs of being a company with publicly traded equity internalized in 2011, including investor relations expenses, internal audit expenses, board of director expenses and incremental audit fees.

5	Includes severance to separating executives.